UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2011

VERSAR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6850 Versar Center Springfield, Virginia	22151
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 750-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Versar, Inc. (the “Company”) announced today that the Board of Directors of the Company has elected Ms. Cynthia A. Downes as Executive Vice President, Chief Financial Officer and Treasurer, effective April 18, 2011.

Ms. Downes, age 50, was previously Vice President and Chief Financial Officer of Environmental Design International, Inc., an engineering firm providing services to private and governmental clients. Prior thereto, Downes was the Vice President of the Finance Department of GDI Advanced Protection Solutions from 2007-2009 and a consultant to Huron Consulting Group, Inc. from 2005-2007. From 1990 to 2005 Ms. Downes worked at Tetra Tech EM, Inc, a $ 165 million division of Tetra Tech (NASDAQ:TTEK) and was an integral part of the business improvement of Tetra Tech. Ms. Downes joined Tetra Tech EM, Inc. in 1990 as Accounting Manager and became Controller in 1993; in 2003 she became Vice President and Chief Financial Officer; and in 2005 served as the Regional Chief Financial Officer.

Ms. Downes, who earned a Master of Business Administration Degree from Northwestern University and Accounting degree from Purdue University, is a Certified Public Accountant.

In connection with Ms. Downe’s election as Executive Vice President, Chief Financial Officer and Treasurer she will receive a grant of 10,000 shares of restricted stock under the 2010 Stock Incentive Plan. 5,000 restricted shares will vest over a two year period and the other 5,000 restricted shares will vest upon completion of the following objectives; (1) The filing of the fiscal year 2011 Form 10-K annual report with the Securities and Exchange Commission, (2) the reorganization of the Finance and Accounting Department, and (3) the successful upgrade and installation of DPM and Deltek paperless expense reporting module.

A copy of the Company’s press release, dated April 19, 2011, with respect to the above matters is filed as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release issued April 19, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 19, 2011	VERSAR, INC.

	By:	/s/ James C. Dobbs

James C. Dobbs
Senior Vice President and General Counsel

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